Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of June 15, 2011 (the “Effective Date”), by and between William J. Ruckelshaus (“Employee”) and InfoSpace, Inc. (the “Company”).

RECITALS

A. On November 11, 2010, the Board of Directors of the Company (the “Board”) appointed Employee as President and Acting Chief Executive Officer of the Company. The Company and Employee entered into an Employment Agreement effective as of November 11, 2010 (the “Original Agreement”) setting forth the terms and conditions of Employee’s employment in such role.

B. On April 21, 2011, the Board appointed Employee as President and Chief Executive Officer. The Company and Employee desire to amend and restate the Original Agreement to set forth the terms and conditions of Employee’s employment in such role.

In consideration of the mutual covenants herein contained the employment of Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions

(a) “Cause”. For purposes of this Agreement, “Cause” means, in the reasoned discretion of the Company (as determined by the Board): (i) any act of criminal or fraudulent misconduct by Employee in connection with Employee’s responsibilities as an employee of the Company that is intended to result in Employee’s personal enrichment, (ii) any violation by Employee of the Company’s Code of Conduct and Ethics, (iii) Employee’s arrest for or conviction of a felony or other crime that may materially reflect negatively on the Company, (iv) breach of a fiduciary duty owed by Employee to the Company or its stockholders, or (v) continued failure to diligently and reasonably perform Employee’s job duties and obligations after, in the first instance of such failure only, Employee has been given written notice of such noncompliance and Employee has had a minimum of thirty (30) days to cure such noncompliance, if such failure is reasonably susceptible to cure.

(b) “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets.

(c) “Code”. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Disability”. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(e) “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Employee’s express prior written consent: (i) a material reduction of or to Employee’s authority, duties, or responsibilities, title or reporting relationship, excluding Good Reason in Connection with a Significant Corporate Transaction (as defined below); (ii) a substantial reduction of the facilities available to Employee that occurs within twelve (12) months following a Change of Control, unless such reduction is shared by similarly-situated employees; (iii) a material reduction by the Company of Employee’s base salary or Target Bonus; (iv) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled that occurs within twelve (12) months following a Change of Control, unless similarly-situated employees also experience a reduction; (v) the requirement that Employee re-locate his primary work location more than 25 miles from Bellevue, Washington or from any work location to which the Company transfers Employee during the course of his employment and to which such transfer Employee has agreed in writing; or (vi) a material breach of this Agreement by the Company. The term “Good Reason in Connection with a Significant Corporate Transaction” means the occurrence, within twelve (12) months following the consummation of a Significant Corporate Transaction and without Employee’s express prior written consent, of a material reduction of or to Employee’s authority, duties, or responsibilities, title or reporting relationship, (including not appointing Employee as the Chief Executive Officer of any entity resulting from or surviving any Significant Corporate Transaction).

Notwithstanding the foregoing, termination of employment by Employee will not be for Good Reason (including, for the avoidance of doubt, Good Reason in Connection with a Significant Corporate Transaction) unless (x) Employee delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition which Employee believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (y) the Company fails to remedy such condition

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within thirty (30) days after the date on which it receives such notice (the “Cure Period”), and (z) Employee actually terminates employment within thirty (30) days after the expiration of the Cure Period.

(f) “Release”. For purposes of this Agreement, “Release” is defined as a full release of claims against the Company in the form attached hereto as Exhibit A; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive Employee’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between Employee and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Employee under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims which Employee may have solely by virtue of Employee’s status as a shareholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

(g) “Section 409A”. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.

(h) “Significant Corporate Transaction”. For purposes of this Agreement, “Significant Corporate Transaction” means an acquisition, purchase of assets or equity interests, merger, consolidation, joint venture, partnership, business combination, tender or exchange offer, recapitalization, or similar transaction (a “Transaction”), other than a Change of Control or a Transaction with a subsidiary or another corporation or other entity that is controlled by the Company, with a Transaction Value equal to or greater than $100,000,000 in the aggregate.

(i) “Transaction Value”. For purposes of this Agreement, “Transaction Value” means the sum of (i)(A) in the case of a Transaction involving the capital stock or equity of another corporation or other entity (a “Target”), the total fair market value (at the time of closing) of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, in respect of a share of Target capital stock in connection with the Transaction multiplied by the Target’s Fully Diluted Shares Outstanding and (B) in the case of a Transaction involving assets of the Target, the total fair market value (at the time of closing) of all consideration paid or payable, directly or indirectly, to the Target in connection with the Transaction, plus (without duplication) (ii) the amount of all indebtedness for borrowed money, preferred stock, capital leases and any other liabilities and obligations for borrowed money on the Target business’ financial statements immediately following the closing or directly or indirectly assumed, retired, repaid, redeemed or defeased in connection with a Transaction, plus (iii) the aggregate fair market value (at the time of any closing) of any other consideration (tangible or intangible) paid by the Company. For purposes of this definition, consideration includes cash, securities, property, rights (contractual or otherwise), any dividends payable to stockholders of the Target after the date hereof (other than normal, ordinary course, recurring dividends) and any other form of consideration.

(j) “Target’s Fully Diluted Shares Outstanding” means the total number of shares of common stock of the Target outstanding plus the total net number of shares calculated on a

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“treasury stock” basis of common stock issuable upon exercise, conversion or exchange of any outstanding securities exercisable, convertible or exchangeable into or for shares of common stock of the Target including, without limitation, all outstanding stock options of the Target.

2. Duties and Scope of Employment. The Company shall employ Employee in the position of President and Chief Executive Officer. Employee shall report directly to the Board. Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position(s) within the Company, as shall be reasonably assigned to Employee at any time and from time to time by the Board. Employee will also continue to serve on the Board without any compensation other than the compensation Employee is entitled to receive under this Agreement (provided, however, that the options and other equity awards issued to Employee prior to November 11, 2010 shall remain outstanding and shall continue to vest in accordance with their terms). Employee acknowledges that during the Employment Term he is not eligible to receive compensation for serving on the Board in his capacity as a director. Upon termination of Employee’s employment for any reason, unless otherwise requested by the Board, Employee will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further action by Employee, as of the end of Employee’s employment and Employee, at the Board’s request, will execute any documents necessary to reflect his resignation.

3. Obligations. While employed hereunder, Employee will perform his duties ethically, faithfully and to the best of Employee’s ability and in accordance with law and Company policy. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the express written prior approval of the Board; provided, however, that notwithstanding anything to the contrary in the Company’s Supplementary Terms of Employment—President attached hereto as Exhibit B, Employee may engage in charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

4. Employment Term. Subject to the terms and conditions hereof, including without limitation Sections 6 and 7, Employee shall be employed by the Company for a period of three (3) years (the “Employment Term”) commencing on the Effective Date. Notwithstanding the foregoing, but subject to the provisions of Sections 6 and 7, the Company and Employee acknowledge that Employee’s employment is and shall continue to be terminable at will, (whether during or following the end of the Employment Term), with either party able to terminate the employment relationship with or without Cause during the Employment Term and for any or no reason following the expiration of the Employment Term.

5. Compensation and Benefits

(a) Base Compensation. While Employee is an active full-time employee of the Company, the Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary determined as follows: (i) during the first year of the Employment Term, Employee’s annual base salary will be $400,000; during the second year of the Employment Term (beginning on the first anniversary of the Effective Date), Employee’s annual base salary will be $425,000; and (iii) during the third year of the Employment Term (beginning on the third anniversary of the Effective Date), Employee’s annual base salary will be $450,000. Such salary shall be earned and paid ratably for work performed, subject to applicable tax withholdings, and shall be paid periodically in accordance with normal Company payroll practices.

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(b) Incentive Bonus. In addition to annual base salary, for each year of employment with the Company under this Agreement, Employee may receive a performance bonus equal to an amount to be determined by the Compensation Committee of the Board (the “Committee”). The target amount of the performance bonus for each year shall be not less than 100% of the annual base salary in effect for such year (“Target Bonus”). The amount of any bonus payable pursuant to this Section 5(b) shall be paid to Employee in a lump sum cash payment as soon as practicable after the close of the calendar year to which the bonus relates, but in any event by no later than March 15 following the close of such calendar year.

(c) Other Bonus. Pursuant to Section 5(b) of the Original Agreement, the Company agreed to pay Employee a bonus in the aggregate amount of $150,000, payable in four equal installments of $37,500. Of that amount, the Company has paid Employee $75,000. The remaining portion of such bonus will be paid in two equal installments of $37,500 on the first payroll date following August 11, 2011 and November 11, 2011, respectively, subject to Employee’s continued employment on each such payment date (or in the case of the payment of the final installment only, on November 11, 2011).

(d) Benefits. Employee and his eligible dependents shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(e) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(f) Market Stock Units. Employee will be granted target market stock units in an amount equal to 40,000 market stock units (the “Initial MSU Grant”). Provided that Employee continues to be an active full-time employee of the Company, during each of the second and third years of the Employment Term, Employee shall be entitled to receive an additional award of market stock units with a target number of market stock units of not less than 40,000 or such larger number as the Committee, in its sole discretion, may approve (each, an “Additional MSU Grant,” and together with the Initial MSU Grant, the “MSU Grants”). The Initial MSU Grant and each Additional MSU Grant awarded pursuant to the terms of this Section 6(f) shall be subject to the terms and conditions of a Notice of Grant of Market Stock Units and Market Stock Unit Agreement in substantially the form set forth as Exhibit C hereto (each, an “Award Agreement”) and the Company’s Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”); provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of an Award Agreement or the 1996 Plan and this Agreement, the terms and conditions of this Agreement shall prevail.

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(g) Stock Options. Employee will be granted a non-qualified stock option (the “Initial Option”) to purchase 800,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market on the date of grant (or, if there is no such reported price on the date of such grant, the closing price on the trading day on the Nasdaq Global Select Market immediately first preceding the date of grant). On January 3, 2012, provided that Employee continues to be an active full-time employee of the Company on such date, Employee will be granted an additional non-qualified stock option (the “Additional Option,” and together with the Initial Option, the “Options”) to purchase 200,000 shares (as adjusted for stock splits, stock dividends, and similar transactions occurring after the Effective Date) of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market on the date of grant (or, if there is no such reported price on the date of such grant, the closing price on the trading day on the Nasdaq Global Select Market immediately first preceding the date of grant). Subject to the accelerated vesting provisions set forth herein, the Initial Option and, if granted, the Additional Option shall vest as to one-third of the shares subject thereto on the one-year anniversary of the Effective Date and shall vest ratably in four equal six (6) month increments thereafter over the two (2) year period commencing on the one-year anniversary of the Effective Date, subject to Employee’s continued full-time employment by the Company on the relevant vesting dates. Each of the Options shall be subject to the terms and conditions of the 1996 Plan and the Nonqualified Stock Option Letter Agreement in substantially the form of Exhibit D hereto (the “Stock Option Agreement”); provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of a Stock Option Agreement or the 1996 Plan and this Agreement, the terms and conditions of this Agreement shall prevail.

(h) RSU Grant. Nothing in this Agreement will modify the terms of the RSU Grant (as defined in the Original Agreement) made pursuant to Section 5(e) of the Original Agreement. The RSU Grant shall continue to be subject to the terms and conditions of the Notice of Grant of Restricted Stock Units, Restricted Stock Unit Agreement and the 1996 Plan and, subject to the foregoing, shall continue to vest on a monthly basis on the original schedule set forth in Section 5(e) of the Original Agreement.

6. Termination of Employment

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for any reason (including for Cause) by the Company or voluntarily by Employee for any reason (including for Good Reason), (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee any unpaid bonus compensation pursuant to Sections 5(b) and 5(c), to the extent earned through the Termination Date; (iii) the Company shall pay Employee all of Employee’s accrued and unused “paid time off” (“PTO”), if any, through the Termination Date; and (iv) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the

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Company through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid promptly upon termination and within the period of time mandated by applicable law (but, in any event, within thirty (30) days after the Termination Date). The Accrued Obligations paid or provided pursuant to this Section 6(a) shall be in addition to the payments and benefits, if any, to be provided to Employee upon his termination of employment pursuant to Section 6(b), 6(c), 6(d), or 6(e) below. Except as expressly stated above or as required by law, Employee shall receive no further compensation in any form other than as set forth in this paragraph.

(b) Termination by Company without Cause or by Employee for Good Reason. The Company may terminate Employee’s employment without Cause at any time, and Employee may likewise terminate his employment at any time. If, during the Employment Term (including without limitation following a Change of Control), Employee’s employment with the Company is terminated by the Company without Cause or Employee terminates employment with the Company for Good Reason (other than for Good Reason in Connection with a Significant Corporate Transaction), then subject to Section 6(f), Employee shall receive the following payments and benefits (all of which payments and benefits described under Sections 6(b)(i) through 6(b)(vi) and the terms and conditions under which such payments and benefits are to be paid or provided, are collectively referred to as the “Severance Benefits”):

(i) a severance payment in an amount equal to one times Employee’s annual base salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

(ii) an additional severance payment in an amount equal to 100% of the Target Bonus for the year in which the Termination Date occurs (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

(iii) a lump sum payment in an amount equal to (i) the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for Employee (and Employee’s spouse and dependent children) on such date multiplied by (ii) 12, which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof;

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(iv) all of Employee’s then-unvested RSU Grant shall immediately vest and, in the event that Employee does not continue to serve on the Board following the Termination Date, all of the then-unvested options and other equity awards issued to Employee before November 11, 2010 shall immediately vest and become exercisable in accordance with their terms;

(v) Employee’s outstanding MSU Grants, to the extent unearned as of the Termination Date, shall become Earned MSUs in an amount calculated in accordance with Section 19.3 or 19.4 of the applicable Award Agreement, as applicable, and all of Employee’s outstanding Earned MSUs (including MSUs that become Earned MSUs as described in this Section 6(b)(v)) that are unvested as of the Termination Date shall become 100% vested;

(vi) if (A) the Termination Date occurs prior to the one-year anniversary of the Effective Date, the Initial Option will become vested with respect to 500,000 shares (as adjusted for stock splits, stock dividends, and similar transactions occurring after the Effective Date) of the Company’s common stock and (B) if the Termination Date occurs on or after the one-year anniversary of the Effective Date, the Options will become vested with respect to 100% of the shares of the Company’s common stock issuable upon exercise thereof; and

(vii) To the extent vested (including as a result of the acceleration provided under Section 6(b)(vi)), each of the Options will remain exercisable until the first to occur of twelve (12) months following the Termination Date or such Option’s original expiration date.

(c) Termination of Employment after Significant Corporate Transaction

(i) If within twelve (12) months following the consummation of a Significant Corporate Transaction, the Company terminates Employee’s employment without Cause, then subject to Section 6(f):

(A) Employee shall receive the Severance Benefits provided under Sections 6(b)(i), (ii), (iii), (iv), and (v); provided, however, that in the event such termination occurs prior to January 3, 2012, the amount of the severance payment described in Section 6(b)(i) will be increased by $500,000;

(B) The Options shall become vested with respect to 100% of the shares issuable upon the exercise thereof; and

(C) To the extent vested (including as a result of the acceleration provided under Section 6(c)(i)(B)), each of the Options will remain exercisable until the first to occur of twelve (12) months following the Termination Date or such Option’s original expiration date.

(ii) If within twelve (12) months following the consummation of a Significant Corporate Transaction, Employee terminates employment with the Company for Good Reason in Connection with a Significant Corporate Transaction, then subject to Section 6(f), Employee shall receive the following payments and benefits:

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(A) Employee’s outstanding MSU Grants, to the extent unearned as of the Termination Date, shall become Earned MSUs in an amount calculated in accordance with Section 19.3 of the applicable Award Agreement, and all of Employee’s outstanding Earned MSUs (including MSUs that become Earned MSUs as described in this Section 6(c)(ii)(A)) that are unvested as of the Termination Date shall become 100% vested;

(B) A portion of Employee’s outstanding unvested Options equal (in the aggregate) to the Significant Corporate Transaction Acceleration Number (as hereinafter defined) will become vested. The term “Significant Corporate Transaction Acceleration Number” means the greater of: (I) 150,000 shares (as adjusted for stock splits, stock dividends, and similar transactions occurring after the Effective Date) and (II) the number that is equal to the difference between 500,000 (as adjusted for stock splits, stock dividends, and similar transactions occurring after the Effective Date) and the number of shares that are issuable (or have been issued) upon exercise of Options that have already vested prior to giving effect to the accelerated vesting provided under this Section 6(c)(ii)(B). The accelerated vesting provided under this Section 6(c)(ii)(B) shall apply, first, to the unvested portion of the Initial Option and, second, if the Significant Corporate Transaction Acceleration Number exceeds the number of shares issuable upon exercise of the portion of the Initial Option that is unvested as of the Termination Date prior to giving effect to such accelerated vesting, to the Additional Option; provided, that in no event will the aggregate number of shares for which the Options are accelerated under this Section 6(c)(ii)(B) exceed the Significant Corporate Transaction Acceleration Number; and

(C) To the extent vested (including as a result of the acceleration provided under Section 6(c)(ii)(B)), each of the Options will remain exercisable until the first to occur of twenty-four (24) months following the Termination Date or such Option’s original expiration date.

For the avoidance of doubt, the payments and benefits described under this Section 6(c) shall be the only payments and benefits to which Employee is entitled in the event that Employee’s employment terminates under this Section 6(c).

(d) Death. In the event of Employee’s death while employed hereunder, and subject to Section 6(f), Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) shall be entitled to receive a lump-sum payment in an amount equal to three (3) months annual base salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof.

(e) Disability. In the event of Employee’s termination of employment with the Company due to Disability, and subject to Section 6(f), Employee shall be entitled to receive a lump-sum payment in an amount equal to six (6) months annual base salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single

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lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii) hereof.

(f) Release and Other Conditions. The payments and benefits described in Sections 6(b) through 6(e) are expressly conditioned on (i) Employee (or, in the case of Employee’s death, Employee’s representative) signing and delivering (and not revoking thereafter) a Release to the Company (which, in the case of Employee’s death, also releases any claims by Employee’s estate or survivors) within sixty (60) days following the Termination Date and (ii) Employee continuing to satisfy any obligations to the Company under this Agreement, the Release and the Supplementary Terms of Employment—President attached hereto as Exhibit B, and any other agreement(s) between Employee and the Company. In the event the Release described in Section 6(f)(i) is not executed, delivered and effective by the 60th day after the Termination Date, none of such payments or benefits shall be provided to Employee.

7. Section 280G

(a) Amount of Payments and Benefits. Notwithstanding anything to the contrary herein, in the event that Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, “Section 280G”) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the payments and benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Employee’s residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

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(b) Computations and Determinations. All computations and determinations called for by this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and Employee. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Tax Counsel shall submit its determination and detailed supporting calculations to both Employee and the Company within 15 days after receipt of a notice from either the Company or Employee that Employee may receive payments which may be considered “parachute payments.” The Company and Employee shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 7. The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 7.

(c) Reduction Methodology. In the event that Section 7(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Section 409A.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality. Employee also agrees to abide by the terms of the “Supplementary Terms of Employment—President” that Employee entered into in connection with the Original Agreement and which is attached as Exhibit B and incorporated herein by reference.

10. Arbitration. Employee agrees, as a condition to Employee’s employment that any employment related disputes between Employee and the Company are subject to binding arbitration in accordance with the terms of the “Supplementary Terms of Employment—President” that are attached as Exhibit B and incorporated herein by reference.

11. Successors; Personal Services. The services and duties to be performed by Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Employee and Employee’s heirs and representatives.

12. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address, which

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Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided in Exhibit A attached hereto. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13. Section 409A

(a) The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment that is considered a “deferral of compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the date that is six (6) months and one day after the date of such “separation from service” of Employee and (B) the date of Employee’s death (the “Delay Period”), to the extent required under Section 409A. Within ten (10) business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 13(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement;

(ii) to the extent that any payments or benefits under this Agreement are conditioned on a Release, if the Release is executed and delivered by Employee to the Company and becomes irrevocable and effective within the specified 60-day post-termination period, then, subject to Section 13(b)(i) above and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first payroll date after the date that is sixty (60) days after the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date). If a payment or benefit under this Agreement is conditioned on a Release and such Release is not executed, delivered and effective by the 60th day after the Termination Date, such payment or benefit shall not be paid or provided to Employee;

(iii) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee (provided that if any such reimbursements constitute taxable income

12

to Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and Employee’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit;

(iv) for purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company;

(v) in no event shall any payment under this Agreement that constitutes a “deferral of compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise; and

(vi) to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition on Employee under Section 409A, in each case to the maximum extent permitted. Notwithstanding any provision of this Agreement to the contrary, (i) in no event will the Company be liable for any additional tax, interest, or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A and (ii) Employee acknowledges and agrees that Employee will not have any claim or right of action against the Company or any of its employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A.

14. Miscellaneous Provisions

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or

13

implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. This Agreement may not be modified except expressly in a writing signed by both parties.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Effect on Original Agreement. This Agreement amends and restates the Original Agreement, which is superseded in all respects hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

/s/ Linda A. Schoemaker
By: Linda A. Schoemaker
Title: interim General Counsel and Secretary

EMPLOYEE:	/s/ William J. Ruckelshaus
William J. Ruckelshaus

Exhibit C

INFOSPACE, INC.

RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

NOTICE OF GRANT OF MARKET STOCK UNITS

Unless otherwise defined herein, the terms defined in the Restated 1996 Flexible Stock Incentive Plan (the “Plan”) of InfoSpace, Inc. (the “Company”) shall have the same defined meanings in this Notice of Grant of Market Stock Units (the “Notice of Grant”).

Name:     William J. Ruckelshaus (the “Participant”)

You have been granted an award (the “Award”) of restricted stock units (described in the Notice of Grant as market stock units (“Market Stock Units” or “MSUs”)) under the Plan. Each of the MSUs (an “MSU”) is equivalent to one share of the common stock of the Company (the “Stock”) for purposes of determining the number of shares of the Stock (a “Share” or “Shares”) subject to the Award. None of the MSUs will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied. Subject to the provisions of the Market Stock Unit Agreement attached as Exhibit A hereto and incorporated herein in its entirety (the “Agreement”), the Plan, and the Amended and Restated Employment Agreement dated as of June 15, 2011, between the Company and the Participant, as may be amended or supplemented from time to time (“the “Employment Agreement”), the principal features of the Award are as follows.

Date of Grant:	June 15, 2011 (the “Grant Date”).

Vesting Start Date:	June 15, 2011 (the “Vesting Start Date”).

Target Number of MSUs:	40,000, subject to adjustment as provided by the Agreement (the “Target Number of MSUs”).

Maximum Number of MSUs:	60,000 (the “Maximum Number of MSUs”).

Performance Criteria:	The level of attainment of the performance criteria shall be the difference, measured in percentage points, for the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2 of the Agreement (the “Performance Criteria”).

Benchmark Index:	iShares Russell 2000 Index (NYSE: IWM) (the “Benchmark Index”).

Earned MSUs:	The number of earned MSUs, if any (not to exceed the Maximum Number of MSUs), shall equal the product of (i) the Target Number of MSUs, multiplied by (ii) the Relative Return Factor, as illustrated in Appendix A (the “Earned MSUs”).

Relative Return Factor:	A percentage (rounded to the nearest 1/10th of 1% and not greater than 150% or less than 0%) equal to the sum of (i) 100% plus (ii) the product of (A) 3.0, multiplied by (B) the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, as illustrated in Appendix A (the “Relative Return Factor”).

Vesting Schedule:	Approximately one-third (1/3) of the Earned MSUs will vest on June 15, 2012, the one-year anniversary of the Vesting Start Date (or, if later, on the date on which the Plan Administrator certifies the number of MSUs which have become Earned MSUs), approximately one-third (1/3) will vest June 15, 2013, on the two-year anniversary of the Vesting Start Date and approximately one-third (1/3) will vest on June 15, 2014 the three-year anniversary of the Vesting Start Date, such that the Earned MSUs will be fully vested on June 15, 2014, the three-year anniversary of the Vesting Start Date (the “Vesting Schedule,” and each such date, a “Vesting Date”).

Vested MSUs:	Provided that the Participant’s employment with the Company has not terminated prior to the applicable Vesting Date (except as otherwise provided by the Agreement), the Earned MSUs, if any, shall become vested MSUs on each of the applicable Vesting Dates set forth in the Vesting Schedule (a “Vested MSU” or “Vested MSUs”).

Settlement Date:	For each Vested MSU, except as otherwise provided by the Agreement, the settlement date shall be a date occurring no later than ten days following each applicable Vesting Date (each, a “Settlement Date”).

You acknowledge and agree that the Award and the Vesting Schedule set forth in the Notice of Grant does not constitute an express or implied promise of your continued engagement as an employee for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your employment with the Company or its Affiliates at any time, with or without cause.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan and the Award.

[Signature Page Follows]

By your signature below, you agree that the Notice of Grant, the Agreement, the Plan and the Employment Agreement constitute your entire agreement with respect to the Award. PLEASE BE SURE TO READ ALL OF THE AGREEMENT AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

INFOSPACE, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker interim General Counsel and Secretary

PARTICIPANT

/s/ William J. Ruckelshaus
William J. Ruckelshaus

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED MSUs

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Earned MSUs (Per 1,000 Target MSUs)
100	150.0%	1,500
95	150.0%	1,500
90	150.0%	1,500
85	150.0%	1,500
80	150.0%	1,500
75	150.0%	1,500
70	150.0%	1,500
65	150.0%	1,500
60	150.0%	1,500
55	150.0%	1,500
50	150.0%	1,500
45	150.0%	1,500
40	150.0%	1,500
35	150.0%	1,500
30	150.0%	1,500
25	150.0%	1,500
20	150.0%	1,500
15	145.0%	1,450
10	130.0%	1,300
5	115.0%	1,150
4	112.0%	1,120
3	109.0%	1,090
2	106.0%	1,060
1	103.0%	1,030
0	100.0%	1,000
-1	97.0%	970
-2	94.0%	940
-3	91.0%	910
-4	88.0%	880
-5	85.0%	850
-10	70.0%	700
-15	55.0%	550
-20	40.0%	400
-25	25.0%	250
-30	10.0%	100
-35	0.0%	0
-40	0.0%	0
-45	0.0%	0
-50	0.0%	0
-55	0.0%	0
-60	0.0%	0
-65	0.0%	0
-70	0.0%	0
-75	0.0%	0
-80	0.0%	0
-85	0.0%	0
-90	0.0%	0
-95	0.0%	0
-100	0.0%	0

ILLUSTRATIONS OF CALCULATION OF EARNED MSUs PER 1,000 TARGET MSUs

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

INSP:
Average Per Share Closing Price (beginning)	$8.00
Average Per Share Closing Price (ending)	$10.00

IWM:
Average Closing Index Value (beginning)	$80.00
Average Closing Index Value (ending)	$90.00

Computations:

Company Total Stockholder Return (“CTSR”)	25%

Benchmark Index Total Return (“BITR”)	12.5%

Relative Return Factor [(CTSR-BITR) x 3%] + 100%	137.5%

Earned MSUs: Number of Target MSUs (1,000), multiplied by Relative Return Factor (137.5%)	1,375

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

INSP:
Average Per Share Closing Price (beginning)	$8.00
Average Per Share Closing Price (ending)	$7.00

IWM:
Average Closing Index Value (beginning)	$80.00
Average Closing Index Value (ending)	$85.00

Computations:

Company Total Stockholder Return	-12.5%

Benchmark Index Total Return	6.25%

Relative Return Factor [(CTSR-BITR) x 3%] + 100%	43.75%

Earned MSUs: Number of Target MSUs (1,000), multiplied by Relative Return Factor (43.75%)	437.5

EXHIBIT A

INFOSPACE, INC.

RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

MARKET STOCK UNIT AGREEMENT

The Company has granted to the Participant named in the Notice of Grant to which the Agreement is attached an Award consisting of Market Stock Units subject to the terms and conditions set forth in the Notice of Grant and the Agreement. The Award has been granted pursuant to the Plan, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Notice of Grant, capitalized terms shall have the meanings assigned under the Plan or the Notice of Grant.

1. The Award. The Company hereby awards to the Participant the Target Number of MSUs set forth in the Notice of Grant, which, based on the level of attainment of the Performance Criteria determined in accordance with Section 2 below, may result in the Participant earning as little as zero MSUs or as many as the Maximum Number of MSUs. Subject to the terms of the Agreement and the Plan, each MSU, to the extent it is earned and becomes a Vested MSU, represents a right to receive one Share on the applicable Settlement Date. Unless and until an MSU has been determined to be an Earned MSU and has vested and become a Vested MSU as set forth in the Notice of Grant, the Participant will have no right to settlement of such MSUs. Prior to settlement of any earned and vested MSUs, such MSUs will represent an unfunded and unsecured obligation of the Company.

2. Measurement of Performance Criteria. The components of the Performance Criteria shall be determined as follows:

2.1 “Company Total Stockholder Return” means the percentage point increase or decrease in the Company’s Average Share Closing Price for the 30 trading days following its earnings release for the most recently completed fiscal year prior to the Grant Date (the “Initial Measurement Period”) and the 30 trading days following its earnings release for the fiscal year in which the Grant Date occurs (the “Final Measurement Period”), respectively, as adjusted for dividends, if any.

2.2 “Average Per Share Closing Price” means the average of the daily closing prices per Share as reported on the NASDAQ Global Select Market for all trading days falling within an applicable 30-day period described in Section 2.1. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the applicable ex-dividend date, of any cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, from the first trading day of the Initial Measurement Period to the last trading day of the Final Measurement Period (the “Full Measurement Period”).

2.3 “Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the Final Measurement Period over (b) the Average Closing Index Value for the Initial Measurement Period.

2.4 “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index as reported by the NYSE for all trading days falling within an applicable 30-day period described in Section 2.3.

3. Certification of Earned MSUs. Within thirty days following completion of the Final Measurement Period, the Plan Administrator shall certify in writing the level of attainment of the Performance Criteria, the resulting Relative Return Factor and the number of MSUs which have become Earned MSUs.

4. Vesting of Earned MSUs.

4.1 Normal Vesting. Except as otherwise provided by the Agreement, Earned MSUs shall vest and become Vested MSUs as provided in the Notice of Grant.

4.2 Forfeiture upon Termination of Employment. Notwithstanding any contrary provision of the Agreement or the Notice of Grant, if the Participant’s employment with the Company terminates for any or no reason prior to the end of the Final Measurement Period, the MSUs awarded by the Agreement shall not become Earned MSUs and shall thereupon be forfeited at no cost to the Company. If the Participant’s employment with the Company terminates for any or no reason prior to the vesting of any unvested Earned MSUs, such unvested Earned MSUs shall thereupon be forfeited at no cost to the Company.

5. Settlement of the Award.

5.1 Issuance of Shares of Stock. Subject to the provisions of Section 5.3 and Section 6 below, on the Settlement Date, the Company shall issue to the Participant (or, if applicable, the Participant’s heirs) one Share with respect to each Vested MSU to be settled on such date. Shares issued in settlement of Vested MSUs shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 14.

5.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all Shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s heirs.

5.3 Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.

6. Tax Withholding. The Participant agrees that, as a condition of receiving Shares pursuant to the Award, the Participant will make arrangements satisfactory to the Company or the Affiliate that employs the Participant for the satisfaction of all withholding obligations of the Company or the applicable Affiliate with respect to any taxable event arising as a result of the vesting and settlement of the MSUs. The withholding obligations may be satisfied by one or a combination of the following methods: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the applicable Affiliate; (ii) withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the MSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); (iii) withholding in Shares to be issued upon vesting and settlement of the MSUs; or (iv) direct payment from the Participant.

7. Corporate Transaction.

7.1 Effect of Corporate Transaction During Full Measurement Period. Notwithstanding anything in the Plan to the contrary, in the event of a Corporate Transaction during the Full Measurement Period, the Final Measurement Period shall be deemed to end upon the trading day immediately preceding the consummation of the Corporate Transaction for purposes of determining the Company Total Stockholder Return and the Benchmark Index Total Return, and the number of MSUs that are Earned MSUs will be determined in accordance with Section 2 of the Agreement. For this determination, the Average Per Share Closing Price to be used in the definition of Company Total Stockholder Return will be the closing price per Share of the Stock on the trading day immediately preceding the consummation of the Corporate Transaction and the value to be used in the definition of Benchmark Index Total Return shall be the close of the index on the trading day immediately preceding the consummation of the Corporate Transaction.

7.2 Treatment of Earned MSUs. Notwithstanding anything in the Plan to the contrary, in the event of a Corporate Transaction, any outstanding unvested Earned MSUs (including Earned MSUs calculated in accordance with Section 7.1) shall be treated in the manner that RSUs are treated under Section 16(b) of the Plan.

8. Payments after Death. Any distribution or delivery to be made to the Participant under the Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable under the Agreement unless and until such Shares, or certificates representing such Shares, will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or the Participant’s broker.

10. No Effect on Employment. The Participant’s employment with the Company and its Affiliates is on an at-will basis only. Accordingly, the terms of the Participant’s employment with the Company and its Affiliates will be determined from time to time by the Company or the applicable Affiliate, and the Company or the Affiliates will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant at any time for any reason whatsoever, with or without good cause or notice.

11. Address for Notices. Any notice to be given to the Company under the terms of the Agreement will be addressed to the Company at 601 108th Avenue NE, Ste. 1200, Bellevue, WA 98004; Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

12. Award is Not Transferable. Except to the limited extent provided in paragraph 8, the Award and the rights and privileges conferred under the Award may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Award and the rights and privileges conferred hereby immediately will become null and void.

13. Binding Agreement. Subject to the limitation on the transferability of the Award contained herein, the Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate) in connection with the Award, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Plan Governs. The Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

16. Plan Administrator Authority. The Plan Administrator will have the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any MSUs have been earned or have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement.

17. Governing Law. The interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Washington without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

18. Section 409A. The parties intend that the Agreement and the payments provided hereunder be exempt from the requirements of Section 409A of the Code, and any official guidance and regulations issued in respect of Section 409A of the Code (together, “Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A is applicable to the Agreement and such payments, the parties intend that the Agreement and such payments comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the

Agreement or any other plan or agreement to the contrary, the Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. If the Participant is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Agreement during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day following the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Notwithstanding any other provision of the Plan, the Agreement or the Notice of Grant, the Company makes no representations or warranties to the Participant with respect to any tax, economic or legal consequences of the Agreement or any payments provided hereunder, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from the Participant or any other individual to the Company or any of its Affiliates. By executing the Agreement, the Participant shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences (including, without limitation, any claim for taxes, interest, penalties or any other amounts arising from or imposed as a result of any failure to satisfy the requirements of Section 409A or any other legal requirements).

19. Employment Agreement; Conflicting Terms.

19.1 Notwithstanding anything to the contrary contained in the Notice of Grant, in the Agreement or in the Plan, subject to Section 19.2, in the event of any conflict between the terms and conditions of the Award as set forth in the Notice of Grant, in the Agreement and in the Plan, as the case may be, and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall prevail, and any outstanding unvested Earned MSUs (including Earned MSUs calculated in accordance with Section 19.3 or Section 19.4, as applicable) shall be treated in the manner that Earned MSUs are treated in Section 6 (Termination of Employment) of the Employment Agreement unless the conflicting provision in the Notice of Grant, in the Agreement or in the Plan, as the case may be, is more favorable to the Participant; in which case, the provision more favorable to the Participant shall govern.

19.2 For purposes of this Section 19, the terms “Cause” and “Change of Control” have the meanings assigned to those terms in the Employment Agreement. For purposes of this Section 19 and applying Section 6 (Termination of Employment) of the Employment Agreement, a Participant will be considered to have terminated the Participant’s employment for “Good Reason” if the Participant’s termination of employment with the Company for “Good Reason” (as the term is defined in the Employment Agreement, which term shall include, for the avoidance of doubt, “Good Reason in Connection with a Significant Corporate Transaction”) also constitutes an “involuntary separation from service without cause” (within the meaning of Treasury Regulation Section 1.409A-1(d)).

19.3 For purposes of this Section 19, in the event of a termination of the Participant’s employment by the Company without “Cause” or by the Participant for “Good Reason,” in each case where such termination is not in connection with a “Change of Control” (any such termination is referred to herein as an “Employment Termination”), during the Full Measurement Period, the Final Measurement Period shall be deemed to end upon the trading day immediately preceding the Participant’s Employment Termination for purposes of determining the Company Total Stockholder Return and the Benchmark Index Total Return, and

the number of MSUs that are Earned MSUs for such Participant will be determined in accordance with Section 2 of the Agreement. For this determination, the Average Per Share Closing Price to be used in the definition of Company Total Stockholder Return will be the closing price per Share of the Stock on the trading day immediately preceding the Participant’s Employment Termination, and the value to be used in the definition of Benchmark Index Total Return shall be the close of the Benchmark Index on the trading day immediately preceding the Participant’s Employment Termination.

19.4 For purposes of this Section 19, in the event of a Change of Control during the Full Measurement Period, the Final Measurement Period shall be deemed to end upon the trading day immediately preceding the consummation of the Change of Control for purposes of determining the Company Total Stockholder Return and the Benchmark Index Total Return, and the number of MSUs that are Earned MSUs will be determined in accordance with Section 2 of the Agreement. For this determination, the Average Per Share Closing Price to be used in the definition of Company Total Stockholder Return will be the closing price per Share of the Stock on the trading day immediately preceding the consummation of the Change of Control and the value to be used in the definition of Benchmark Index Total Return shall be the close of the Benchmark Index on the trading day immediately preceding the consummation of the Change of Control.

Exhibit D

INFOSPACE, INC.

RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION LETTER AGREEMENT

TO: William J. Ruckelshaus (“Optionee”)

This Nonqualified Stock Option Letter Agreement (this “Agreement”) is made as of June 15, 2011.

We are pleased to inform you that you have been selected by InfoSpace, Inc. (the “Company”) to receive a stock option (the “Option”) to purchase shares of the Company’s common stock (the “Option Shares”) under the Company’s Restated 1996 Flexible Stock Incentive Plan (the “Plan”).

The terms of the Option are as set forth in this Agreement, in the Plan and in the Amended and Restated Employment Agreement effective as of June 15, 2011, between the Company and Optionee, as may be amended or supplemented from time to time (the “Employment Agreement”). The Plan and the Employment Agreement are incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan and the Employment Agreement. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important terms of the Option are summarized as follows:

1. Grant Date:	June 15, 2011.

2. Number of Option Shares:	800,000

3. Exercise Price Per Share:	$8.74.

4. Expiration Date:	June 15, 2018.

5. Vesting Start Date:	June 15, 2011.

6. Type of Option:	Nonqualified Stock Option.

7. The Option shall vest as follows: 33.33% of the total Option shall vest on June 15, 2012, the one-year anniversary of the Vesting Start Date, and approximately 16.67% shall vest at the end of each six-month period thereafter, such that the Option shall be fully vested on June 15, 2014, the three-year anniversary of the Vesting Start Date.

8. Exercisability: Any portion of the Option that is vested may be exercised at any time during the period prior to the date the Option terminates. No partial exercise of the Option may be for less than five percent (5%) of the total number of Option Shares then available under the Option. In no event shall the Company be required to issue fractional shares.

9. Termination of Option: The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment with the Company or its Affiliates. The vested portion of the Option will terminate automatically and without further notice on the earliest of the dates set forth below:

a. three (3) months after termination of your employment with the Company or its Affiliates for any reason other than disability (as defined below) or death;

b. one (1) year after termination of your employment with the Company or its Affiliates by reason of disability or death;

c. ten (10) days after termination of your employment with the Company or its Affiliates for cause (as defined below); or

d. the Expiration Date.

IT IS YOUR RESPONSIBILITY TO BE AWARE OF THE DATE YOUR OPTION TERMINATES.

The term “disability” means a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes you to be unable, in the opinion of the Company, to perform your duties for the Company or any of its Affiliates and to be engaged in any substantial gainful activity.

The term “cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination will be conclusive and binding.

10. Method of Exercise: You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of Option Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Option Shares you are purchasing.

11. Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price, or (b) such other consideration as the Plan Administrator may permit.

12. Withholding Taxes: As a condition to the exercise of any portion of the Option that is treated as a nonqualified stock option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice a sufficient number of Option Shares to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the Option Shares to be issued upon exercise that number of Option Shares having a fair market value equal to the amount required to be withheld.

13. Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death.

14. Registration: At the present time, the Company has an effective registration statement with respect to the Option Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable.

15. Successors: This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

16. No Stockholder Rights: Neither Optionee nor any person entitled to exercise Optionee’s rights in the event of his or her death shall have any of the rights of a stockholder with respect to the Option Shares subject to the Option except to the extent the certificates for such Option Shares shall have been issued upon the exercise of the Option.

17. Notice: Any notice required to be given under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at the office of the Company at 601 - 108th Avenue NE, Suite 1200, Bellevue, Washington, 98004, and any notice to be given to Optionee shall be addressed to Optionee at the address given beneath Optionee’s signature to this Agreement, or such other address as either party to this Agreement may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.

18. Plan Administrator Decisions Conclusive: All decisions of the Plan Administrator upon any questions arising under the Plan or under this Agreement shall be conclusive.

19. Washington Law: The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Washington.

20. Employment Agreement; Conflicting Terms: Notwithstanding anything to the contrary contained in this Agreement or in the Plan, in the event of any conflict between the terms and conditions of the Option as set forth in this Agreement and in the Plan, as the case may be, and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall prevail unless the conflicting provision in this Agreement or in the Plan, as the case may be, is more favorable to Optionee; in which case, the provision more favorable to Optionee shall govern; provided, however, that notwithstanding the foregoing, in no event shall any extended exercise period set forth in the Employment Agreement modify or extend the Expiration Date of the Option as set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the day and year first above written. Optionee hereby accepts the Option described above and acknowledges receipt of a copy of this Agreement and the Plan.

Sincerely,

INFOSPACE, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker
Interim General Counsel and Secretary

ACCEPTANCE AND ACKNOWLEDGEMENT

I, William J. Ruckelshaus, a resident of the state of Washington, accept the Option described in this Agreement and in the Plan and acknowledge receipt of a copy of this Agreement and a copy of the Plan. I have read and understand the Plan.

DATED: 6/21/11

/s/ William J. Ruckelshaus
William J. Ruckelshaus

SSN or Taxpayer ID Number

Address:
Home Telephone Number: